Exhibit 5.1

(Weil, Gotshal & Manges LLP Letterhead)

September 16, 2003

Cooperative Computing, Inc.

Triad Systems Corporation

CCI/ARD, Inc.

CCI/Triad Gem, Inc.

Triad Data Corporation

Triad Systems Financial Corporation

Ladies and Gentlemen:

     We have acted as counsel to Cooperative Computing, Inc., a Delaware corporation (“CCI”), Triad Systems Corporation, a Delaware corporation, CCI/ARD, Inc., a Delaware corporation, CCI/Triad Gem, Inc., a Texas corporation, Triad Data Corporation, a California corporation, and Triad Systems Financial Corporation, a California corporation (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form-S-4, relating to $157,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2011 (the “New Notes”) of CCI that may be issued in exchange for a like aggregate principal amount of the issued and outstanding 10 1/2% Senior Notes due 2011 (the “Old Notes”) of CCI. CCI proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the “Exchange Offer”). The Guarantors will fully, unconditionally and jointly and severally guarantee (the “Guarantees”) the New Notes on an unsecured, senior basis. The New Notes and Guarantees will be offered under an Indenture dated as of June 27, 2003, by and among CCI, the Guarantors, and Wells Fargo Bank Minnesota, N.A., as trustee (the “Indenture”). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the New Note filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of CCI and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of CCI and the Guarantors.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by CCI and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of CCI, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest that may legally be contracted for, charged or collected.

     2. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by CCI and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the Guarantees of New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest that may legally be contracted for, charged or collected.

     The opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

Weil, Gotshal & Manges LLP

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